As filed with the Securities and Exchange Commission on March 10, 2003
                                                      Registration No.__________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                                  EQUITEX, INC.
               ---------------------------------------------------
               (Exact name of Registrant specified in its charter)

                                    Delaware
                         -------------------------------
                         (State or other jurisdiction of
                         incorporation or organization)

                                   84-0905189
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

      7315 East Peakview Avenue
         Englewood, Colorado                                             80111
----------------------------------------                              ----------
(Address of Principal Executive Offices)                              (Zip Code)


                       Individual Compensation Plans and
                 Individual Stock Option and Warrant Agreements
                 ----------------------------------------------
                            (Full title of the plans)

                                   Henry Fong
                      President and Chief Executive Officer
                                  Equitex, Inc.
                            7315 East Peakview Avenue
                            Englewood, Colorado 80111
                     ---------------------------------------
                     (Name and address of agent for service)

                                 (303) 796-8940
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                   Copies to:

                              John W. Kellogg, Esq.
                                RaLea Sluga, Esq.
                               1775 Sherman Street
                                   21st Floor
                             Denver, Colorado 80203
                                 (303) 571-1400

CALCULATION OF REGISTRATION FEE
================================================================================
                                                      Proposed
                                      Proposed         Maximum
  Title of                            Maximum         Aggregate       Amount of
Securities to       Amount to      Offering Price     Offering      Registration
be Registered     be Registered      per Share         Price            Fee
                                        (1)
--------------------------------------------------------------------------------
Common Stock,        380,715          $0.79 (2)       $300,765           $28
$.02 par value
--------------------------------------------------------------------------------
Total                380,715          $0.79 (2)       $300,765           $28
================================================================================


(1) This Registration Statement is being filed to register 380,715 shares of common stock underlying individual compensation plans, and individual stock option or warrant agreements (collectively, the "Plans"). This Registration Statement shall cover any additional shares of common stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant's common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the "Act"). The offering price per share and aggregate offering price are based upon the average of the high and low prices of Equitex, Inc.'s common stock as quoted on the Nasdaq SmallCap market on Friday, March 7, 2003.

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                              --------------------

                                     PART I
                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS

      This Registration Statement relates to two separate prospectuses.

SECTION 10(A) PROSPECTUS: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

REOFFER PROSPECTUS: The material that follows Item 2, beginning on Page P-1 through P-23, up to but not including Part II of this Registration Statement, beginning on Page 2, of which the reoffer prospectus is a part, constitutes a "reoffer prospectus," prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be "control securities" or "restricted securities" under the Securities Act that have been acquired by the selling securityholders named in the reoffer prospectus.

Item 1.          Plan Information.
                 ----------------

         Equitex, Inc. (the "Registrant") will provide each warrant holder and each consultant (the "Recipient") with documents that contain information related to the individual compensation plans, and individual stock option or warrant agreements (collectively, the "Plans") which provide for its compensation shares and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement (the "Registration Statement"). The foregoing information and the documents incorporated by reference in response to
Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A
Section 10(a) prospectus will be given to each Recipient who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.          Registrant Information.
                 ----------------------

         The Registrant will provide to the Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice. The statement will include the address and telephone number to which any requests for documents should be directed.

                               REOFFER PROSPECTUS

                                  EQUITEX, INC.

                  380,715 Shares of Common Stock to be Offered
                    and Sold by the Selling Securityholders


--------------------------------------------------------------------------------


         This reoffer prospectus relates to the reoffer and resale of shares of common stock of Equitex, Inc. by the selling securityholders for shares of common stock underlying individual compensation plans, individual stock option or warrant agreements held as of the date of this reoffer prospectus. The selling securityholders will offer the shares from time to time at prevailing market prices. Equitex will not receive any of the proceeds from the offering, except for any proceeds from the cash exercise of warrants owned by the selling securityholders.

         Our common stock trades on the Nasdaq SmallCap Market under the symbol EQTX. On March 7, 2003, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $.79 per share.

         We may amend or supplement this reoffer prospectus from time to time by filing amendments or supplements as required. You should read this entire reoffer prospectus and any amendments or supplements carefully before you make your investment decision.



                ------------------------------------------------


AN INVESTMENT IN THE STOCK OF EQUITEX INVOLVES A HIGH DEGREE OF RISK. THE SHARES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE P-8.


                ------------------------------------------------



         THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                ------------------------------------------------




              The date of this Reoffer Prospectus is March 10, 2003

                                TABLE OF CONTENTS



   Where You Can Find More Information......................................P-3

   Forward-Looking Statements...............................................P-4

   Equitex, Inc.............................................................P-5

   Recent Developments......................................................P-8

   Risk Factors.............................................................P-8

   Description of Capital Stock............................................P-18

   Selling Securityholders.................................................P-20

   Plan of Distribution....................................................P-21

   Indemnification Provided in Connection with the Offering
   by the Selling Securityholders..........................................P-22

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the Securities and Exchange Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

         You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1(800)SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the Commission.

         The Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this reoffer prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this reoffer prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling securityholders sell all of their shares or until the registration rights of the selling securityholders expire. This reoffer prospectus is part of a Registration Statement that we filed with the Commission (Registration No. 333-____ ).


            FILING                              PERIOD
Annual Report on Form 10-K....... For the year ended December 31, 2001
Quarterly Report on Form 10-Q.... For the quarter ended March 31, 2002
Quarterly Report on Form 10-Q.... For the quarter ended June 30, 2002
Quarterly Report on Form 10-Q.... For the quarter ended September 30, 2002
The Description of our
Common Stock..................... Registration Statement on Form 8-A filed with the Commission July 21, 1983
Current Report on Form 8-K....... Filed with the Commission on January 7, 2002
Current Report on Form 8-K....... Filed with the Commission on January 29, 2002
Current Report on Form 8-K/A..... Filed with the Commission on January 30, 2002
Current Report on Form 8-K/A..... Filed with the Commission on March 6, 2002
Definitive Proxy Statement on
Schedule 14A..................... Filed with the Commission on November 27, 2002

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this reoffer prospectus by writing or calling us at the following address:

                                  Equitex, Inc.
                            7315 East Peakview Avenue
                            Englewood, Colorado 80111
                            Telephone: (303) 796-8940
                            Facsimile: (303) 796-9762

         You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any supplement or amendment to this reoffer prospectus. We have not authorized anyone else to provide you with different information or additional information. The selling securityholders will not make an offer of Equitex's common stock in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus, or any supplement or amendment to this reoffer prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in this reoffer prospectus and in the documents incorporated by reference herein, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Certain important factors regarding our business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed below under the caption "Risk Factors."

                                  EQUITEX, INC.

         We are a holding company that operates through our wholly-owned subsidiaries, Key Financial Systems, Inc., a Florida corporation ("Key Financial Systems"), Nova Financial Systems, Inc., a Florida corporation ("Nova Financial Systems"), Chex Services, Inc., a Minnesota corporation ("Chex Services") and our majority-owned subsidiary Denaris Corporation, a Delaware corporation ("Denaris").

KEY FINANCIAL SYSTEMS AND NOVA FINANCIAL SYSTEMS

         Key Financial Systems and Nova Financial Systems are financial companies that specialize in selling credit card programs designed for high credit risk clients. Key Financial Systems and Nova Financial Systems are also full service organizations, that provide credit card portfolio management services, including automated application processing, customer service, mediation, collection services, risk management, accounting and management information systems.

         Key Financial Systems was established in Clearwater, Florida in June 1997 to design, market and service credit card products aimed at the sub-prime credit market. In late 1998, its sister company, Nova Financial Systems was formed to provide the same services as Key Financial Systems for Key Financial Systems' second bank client.

         While Key Financial Systems marketed the Pay As You Go credit card program with Net 1st National Bank, on March 1, 2002, federal banking regulators closed Net 1st National Bank and subsequently the Federal Deposit Insurance Corporation notified all of Net 1st National Bank's credit cardholders that their accounts would be closed. In May 2002, Key Financial Systems filed a claim with the FDIC for all funds due from Net 1st National Bank to Key Financial Systems under its agreement with Net 1st National Bank through the date it was closed by federal banking regulators. The total amount of the claim was $4,311,027.

         In October 2002, the FDIC notified Key Financial Systems that it had determined to disallow all but $111,734 of the total claim. The notification states that as the FDIC liquidates the assets of the receivership, Key Financial Services may periodically receive payments on the allowed portion of this claim through dividends. We and our legal counsel do not agree with this disallowance. On November 18, 2002, we filed a lawsuit in the United States District Court for the Southern District of Florida seeking to recover, $4,311,027, the full amount of our claim.

         Closing of the Net 1st National Bank portfolio resulted in the termination of all future credit card servicing revenues to Key Financial Services from the Net 1st National Bank portfolio after March 4, 2002. For the year ended December 31, 2001, the Net 1st National Bank portfolio provided 71.3% of the total credit card servicing revenues for Key Financial Services. The Net 1st National Bank portfolio was projected to represent an even greater percentage of 2002 revenues due to the continuing attrition of the Key Bank & Trust and Merrick Bank portfolios that were originated in 1998 and 1999 and the expected growth in the Net 1st National Bank portfolio. Upon the closing of Net 1st National Bank, Key Financial Services took immediate steps to reduce personnel, marketing and other operating costs.

CHEX SERVICES, INC.

         Chex Services was organized in July 1992. Chex Services provides comprehensive cash access services to casinos, and other gaming establishments, while also marketing its products ala' carte to other establishments in the casino, entertainment, and hospitality industries. Chex Services' total funds transfer system allows casino patrons to access cash through check cashing, credit/debit card cash advances, automated teller machines and wire transfers. Chex Services' check and credit card advance systems allow it to compile detailed demographic data about patrons that utilize these services. The collected patron demographic data is then provided to the casino operators and can be used in their marketing efforts.

         Currently, Chex Services has contracts to provide its comprehensive cash access service portfolio to twenty- seven (27) locations. In addition, it provides ala carte products and services to twenty-two (22) other locations. At each such location, Chex Services places credit/debit card cash advance systems and/or automated teller machine terminals at the facility. In locations where Chex Services provides its comprehensive services, Chex Services actually operates its own independent teller facility separate from the casino's cashier cage. This teller facility is staffed by Chex Services' employees to process transactions and disburse cash to the location's customers when they transact requests for check cashing, credit/debit card advances, wire transfers and other services, such as the issuance of money orders.

         Chex Services provides services pursuant to the terms of a financial services agreement entered into with each gaming establishment. The financial services agreement specifies which cash access services will be provided by Chex Services, the transaction fees to be charged by Chex Services to patrons for each type of cash access transaction and the amount of compensation to be paid by Chex Services to the casino. Pursuant to all of these agreements with the locations serviced, Chex Services maintains the exclusive rights (with rare exception) to provide its services for the term of the contract.

         At each location where Chex Services provides its cash access services, it must have sufficient cash available to process both check cashing and credit card advance transactions. Additionally, at each location where it operates automated teller machines, Chex Services must have sufficient cash available to replenish the automated teller machine. The amount of cash required is dependent upon transaction volume that Chex Services calculates on a location-by- location basis to ensure sufficient reserves. To meet its cash needs, Chex Services arranges to have the cash it maintains on deposit delivered from a local bank as needed. Chex Services usually utilizes the same financial institution for depositing customer checks.

         CREDIT/DEBIT CARD CASH ADVANCE SERVICES.

         Chex Services' credit/debit card cash advance services allow patrons to use their VISA, MasterCard, Discover, and American Express cards to obtain cash. The remote cash access terminals and other equipment used to provide credit card cash advance services are provided by a vendor pursuant to cash advance service agreements between Chex Services and the vendor. Each of the cash advance service agreements provides that the vendor will supply, install and maintain, at the vendor's expense, the equipment and supplies necessary to operate the cash advance system.

         Under the terms of the cash advance service agreement, the vendor charges each patron completing a credit card advance transaction a service fee based on the cash advance amount and pays a portion of such service fee to Chex Services. The service fee and the credit card cash advance amount are charged against the credit card account of the location patron effecting the transaction and deposited by the appropriate credit card company into the vendor's account. The vendor reimburses Chex Services for the advance amount by check and pays the commission due to Chex Services in the month following the month the transaction was completed. At the locations where Chex Services provides credit card advance services, it pays the operator a commission for each completed credit card cash advance transaction.

         Patrons may initiate a credit card cash advance transaction at a remote credit card cash advance terminal at Chex Services' teller facility. The remote credit card cash advance terminals consist of a credit card reader with an integrated keypad and a digital display. The patron initiates the credit card cash advance transaction by swiping the credit card's magnetic strip through the card reader and then entering the amount of cash requested. The remote terminal automatically accesses the credit card company's authorization center for approval of the transaction. If the transaction is approved, a cash advance draft is automatically generated at the teller facility and the patron is directed to go to the teller facility to obtain the cash advance. At the teller facility, the employee verifies the patron's identity and performs certain other security measures gathering certain demographic information, including the patron's address and telephone number. The patron then endorses the back of the cash advance draft, initials the front of the draft acknowledging the service fee charge and receives the cash requested with a transaction receipt. The vendor, pursuant to the terms of the cash advance service agreement with Chex Services, guarantees payment to Chex Services for all transactions that are processed in accordance with the procedures specified in the cash advance service agreement.

         For the three months ended September 30, 2002, Chex Services processed approximately 118,000 credit/debit card transactions with $42 million in advances and earned fees of $1,369,859 on these transactions. For the nine months ended September 30, 2002, Chex Services processed 377,000 credit/debit card transactions with approximately $138 million in advances and earned fees of $4,281,309.

         CHECK CASHING SERVICES.

         Chex Services' check cashing services allow location patrons to access cash by writing a check to Chex Services at its teller facility staffed by employees of Chex Services. Chex Services' employees conduct the authorization and verification process for check cashing transactions in accordance with detailed procedures developed by Chex Services designed to help minimize bad debts.

         Chex Services' customers are granted check cashing limits based upon their check cashing history that is captured and maintained by Chex Services. The customer's ability to pay is critical in establishing their check cashing limits.

         Chex Services charges the customer a fee for cashing checks. The fee for personal checks ranges from 3% to 10% of the amount of the cashed check. At the locations where Chex Services provides check cashing services, Chex Services pays the location operator a commission based upon the monthly amount of checks cashed. Chex Services also cashes other financial instruments at varying customer fees, such as money orders, government checks, payroll checks, insurance checks, etc.

         Chex Services' check cashing services benefit location operators by providing demographic information on the location's patrons, relieving the location of any risk and collection costs associated with returned checks and by allowing the location to focus on the aspects of the business that they do best.

         Chex Services mitigates its potential for returned items by establishing check cashing limits based on the customer's history at Chex Services locations. In addition, Chex Services utilizes national negative databases to determine if a customer has written nonnegotiable checks in the past. It also contacts the customer's bank to verify funds availability in the customer's checking account. Additionally, Chex Services obtains the fingerprints and a photo of its customers to deter potential bad checks and to assist its efforts in collections when necessary.

         For the three months ended September 30, 2002, Chex Services collected fees of $111,954 on returned checks and had other income of $51,203. For the nine months ended September 30, 2002, Chex Services collected total fees of $336,985 on returned checks and had other income of $131,252.

         AUTOMATED TELLER MACHINE SYSTEMS.

         Under the terms of the agreements with the processor (vendor), Chex Services receives a surcharge fee for each cash withdrawal and the vendor credits Chex Services' bank settlement account for each transaction, less any processing fees. The surcharge, which is a charge in addition to the cash advance, is made against the bank account of the patron effecting the transaction and is deposited in the vendor's account. The vendor reimburses Chex Services for the cash advance amount generally within two days of the transaction and pays the surcharge commission due Chex Services for each withdrawal either immediately or in the month following the month the transactions were completed. This variance in the timing of the surcharge payments is based upon the automated teller machine processing agreements between Chex Services and its vendors. Chex Services generally passes on an agreed upon percentage of the surcharge commissions to the locations where the automated teller machines are placed.

         For the three months ended September 30, 2002, Chex Services processed approximately 880,000 automated teller machine transactions and earned commissions for fees of $919,686 on approximately $87 million in transactions. For the nine months ended September 30, 2002, Chex Services processed approximately 2.5 million automated teller machine transactions and earned commissions for fees of $2,589,227 on approximately $255 million in transactions.

         MARKETING AND SALES OF SERVICES.

         Chex Services' objective is to increase the number of locations at which it provides cash access services in the gaming industry. It intends to pursue additional contracts with new casinos, existing casinos not currently contracting with a cash access provider and other existing casinos when such casinos' current contracts with other cash access service providers expire. At September 30, 2002, Chex Services had 51 contracts with casinos and other gaming establishments as compared to 44 at December 31, 2001. As of December 31, 2001, Chex Services is the number one provider of full service booth cash access operations to the Native American gaming industry.

         In furtherance of Chex Services' objective to increase its market share, its marketing plan is designed to increase Chex Services' profile in the casino industry. The marketing plan includes increasing direct personal contact with casino management personnel responsible for decision making regarding cash access services, including the implementation of customer service workshops that are designed for Chex Services and the casino's employees. Chex Services has developed a network of associates in the casino industry who are able to refer casino management to Chex Services. It also advertises in trade publications, attends industry trade shows and distributes sales material to casino operators through direct mail.

         Denaris Corporation was formed on August 16, 2002 to develop and market a prepaid reloadable stored value card program. Stored value cards offer a convenient alternative to customers, particularly immigrants, who choose not to utilize traditional bank accounts due to language barriers and apprehension. Initially, Denaris intends to focus on the development of marketing programs targeting various immigrant populations that utilize international fund remittance services to transfer funds. Additionally, we, through Denaris, intend to market a proprietary stored value card program, with our initial focus on the international funds remittance business between the United States and Jamaica.

                               RECENT DEVELOPMENTS

         In September 2002, our board of directors approved a private placement of Series J 6% convertible preferred stock and authorized the issuance of an aggregate of 1,380 shares of Series J 6% convertible preferred stock with a stated value of $1,000 per share. On October 11, 2002, we closed on the issuance of a total of 715 shares of Series J preferred stock and warrants to acquire 71,500 shares of our common stock. In addition, we issued agent warrants to acquire an aggregate of 178,750 shares of our common stock. We received gross proceeds of $715,000 and paid $71,500 in commissions and $11,055 in expenses to Feltl and Company in the offering. On November 26, 2002, we closed on the issuance of a total of 665 shares of Series J preferred stock and warrants to acquire 66,500 shares of our common stock. In addition, we issued agent warrants to acquire an aggregate of 166,250 shares of our common stock. We received gross proceeds of $665,000 and paid $66,500 in commissions and $2,625 in expenses to Feltl and Company in the offering. To date, all 1,380 shares of Series J 6% convertible preferred stock have been converted at the floor price of $.40 per share, together with any cumulative unpaid dividends, into 3,496,354 shares of common stock.

         On December 27, 2002, we held our annual meeting of shareholders at which Henry Fong, Russell L. Casement, Aaron A. Grunfeld, Joseph W. Hovorka and James P. Welbourn were elected as our directors to serve until the next annual meeting of stockholders and until there successors have been elected and qualified. The shareholders also approved the proposal to amend paragraph four of our Certificate of Incorporation to cause a one share for six share reverse split of our common stock and ratified the appointment of Gelfond Hochstadt Pangburn, P.C. as our independent auditor for the year ending December 31, 2002.

         In February 2003, we executed a non-binding Letter of Intent for the initial public offering of Chex. Present terms of the offering provide for the sale of 1,500,000 units at $5.00 per unit, each unit consisting of one share of Chex common stock and one warrant to purchase one share of Chex common stock. All of the shares are being offered by Chex and, upon completion of the offering, will comprise approximately 29% of the issued and outstanding shares. Completion of the offering is currently anticipated to occur late in the second or early in the third quarter of 2003 and will be made on a firm basis in an offering to the public.

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS REOFFER PROSPECTUS, BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK. YOU SHOULD BE AWARE THAT THE OWNERSHIP OF OUR COMMON STOCK INVOLVES RISKS, INCLUDING THOSE DESCRIBED BELOW AND ELSEWHERE IN THIS REGISTRATION STATEMENT, THAT COULD ADVERSELY AFFECT THE VALUE OF YOUR HOLDINGS. WE ARE NOT MAKING, AND NO OTHER PERSON IS AUTHORIZED TO MAKE, ANY REPRESENTATION AS TO THE FUTURE MARKET VALUE OF OUR COMMON STOCK.

                  RISKS REGARDING OUR HISTORY AND ACQUISITIONS

WE HAD A NET LOSS IN 2001, AN EXPECTED NET LOSS IN 2002 AND THERE IS NO ASSURANCE WE WILL HAVE A PROFIT THIS YEAR.

         We incurred a net loss of approximately $1.03 million (a loss applicable to common stockholders of approximately $4.2 million) for the year ended December 31, 2001, compared to net income and net income applicable to common stockholders of approximately $3.6 million for the year ended December 31, 2000. As of the nine months ended September 30, 2002, we had incurred a net loss of $3.16 million (a loss applicable to common stockholder of approximately $3.38 million). We expect a net loss for the year ended December 31, 2002, and there is no assurance that we will have a profit for the year ending December 31, 2003.

WE HAVE ACQUIRED THREE COMPANIES THAT HAVE ENTERED US INTO NEW BUSINESSES AND THERE IS NO ASSURANCE THAT WE WILL SUCCEED IN THEIR CONTINUED MANAGEMENT AND OPERATIONS.

         Upon the acquisitions of Nova Financial Systems, Key Financial Systems and Chex Services, we entered into new businesses that require the investment of additional capital and the continuous involvement of senior management. Our entry into these new businesses has resulted in increased demands on our personnel and systems. An inability to customize and manage our new businesses could have a material adverse effect on our financial condition, results of operations and business prospects. Our ability to support and manage continued growth is dependent upon, among other things, our ability to attract and retain senior management for each our businesses, and our ability to hire, train, and manage our workforce successfully. We may not be able to successfully meet all of these challenges.

                      RISKS ASSOCIATED WITH OUR SECURITIES

FAILURE TO COMPLY WITH NASDAQ'S LISTING STANDARDS COULD RESULT IN OUR COMMON STOCK BEING DELISTED BY NASDAQ FROM THE NASDAQ SMALLCAP MARKET AND LIMIT THE ABILITY FOR STOCKHOLDERS TO SELL OUR COMMON STOCK.

         Our common stock is currently traded on the Nasdaq SmallCap Market. In July 2002, we received notice from the Nasdaq Stock Market that for the last 30 consecutive trading days our common stock's minimum bid price has fallen below the $1.00 per share required for continued inclusion. We had until January 14, 2003 to regain compliance with the minimum bid price requirement. Although we did not meet the minimum bid price requirement by January 14, 2003, we received notice from the Nasdaq Stock Market that we met the initial inclusion criteria for The Nasdaq SmallCap Market and will, therefore, be provided an additional 180 calendar days, or until July 14, 2003 to regain compliance with the minimum bid price requirement. Initial inclusion criteria requires us to have (i) stockholders' equity of $5 million, (ii) market value of listed securities of $50 million, or (iii) net income from continuing operations of $750,000 in the most recently completed fiscal year or in two of the last three completed fiscal years. As of September 30, 2002, our balance sheet reflects stockholders' equity of $10,707,796. If at any time before July 14, 2003, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Nasdaq Stock Market will provide written notification that we comply with Marketplace Rule 4310(c)(4). If compliance with the Marketplace Rule cannot be demonstrated by July 14, 2003, the Nasdaq Stock Market will provide written notification that our securities will be delisted. At that time we may appeal the Nasdaq Stock Market's determination to a Listing Qualifications Panel.

         In November 2002, we received notice from Nasdaq that our issuance of 300,000 warrants to purchase common stock at $.50 per share to James P. Welbourn, one of our directors, in March 2002, violated Nasdaq Marketplace Rule 4310(i)(1)(A). Mr. Welbourn exercised the warrants in March and April 2002 and paid us $150,000 for the exercise price. We provided Nasdaq with all requested material regarding the warrants and the circumstances upon which they were issued. Nasdaq requested, and we provided, a plan to achieve and sustain compliance which included the rescission of the warrants issued in addition to our acquisition of the common stock that was issued in connection with Mr. Welbourn's exercise of the warrants. Accordingly, Mr. Welbourn returned 300,000 shares of our common stock to us and we have reimbursed Mr. Welbourn $150,000 for the exercise price he paid. Additionally, we have implemented policies and procedures that require future issuances of any equity-based compensation, including options and warrants, to any executive officer, director, consultant or other person as compensation for services rendered to us, be reviewed by outside counsel for compliance with Marketplace Rules. Nasdaq has accepted our definitive plan to achieve and sustain compliance with respect to this issue.

         If for any reason our common stock is delisted from the Nasdaq SmallCap Market, the price of our common stock may be quoted on either the electronic bulletin board or on pink sheets. This would make it more difficult for the securityholders to sell their shares of our common stock on the market and would decrease our liquidity.

THE CONVERSION OF OUTSTANDING PREFERRED STOCK AND THE EXERCISE OF WARRANTS AND OPTIONS AT PRICES BELOW THE MARKET PRICE OF OUR COMMON STOCK COULD CAUSE A DECREASE OR CREATE A CEILING ON OUR MARKET PRICE.

         The conversion of outstanding preferred stock into approximately 4,849,074 shares of our common stock at an estimated average conversion price of $.5135 per share and the exercise of warrants and options into 11,786,795 shares of our common stock at an estimated average exercise price of $4.20 per share, which includes the warrants to purchase an aggregate of 4,811,698 shares of our common stock that were issued in the Nova Financial Systems and Key Financial Systems acquisition, may be below the market price of our common stock. This assumes that we obtain shareholder approval to issue shares upon conversion of the preferred stock in excess of 20% of our outstanding shares of common stock, as discussed above. Depending on the market price of our common stock at the time of the conversion or exercise, this may cause a decrease or create a ceiling on the market price of our common stock.

WE HAVE REACHED THE LIMIT FOR THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF BOTH OUR SERIES G AND I PREFERRED STOCK AND THERE IS NO ASSURANCE WE WILL BE ABLE TO EITHER OBTAIN SHAREHOLDER APPROVAL FOR FURTHER ISSUANCES OR BE ABLE TO REDEEM THE STOCK.

         Pursuant to the certificate of designations for our Series G and I preferred stock, we cannot issue shares of common stock upon conversion in excess of 1,421,387 shares for the Series G preferred stock and 1,638,503 shares for the Series I preferred stock, which is 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. We must obtain stockholder approval to issue shares in excess of this limitation, or in lieu of such approval, redeem any shares in excess of the limitation at 125% of the stated value of the Series G and I preferred stock, which is $1,250 per share if a holder of these shares desires to convert the shares into our common stock. While we have redeemed a total of 1,130 shares of Series I preferred stock, there are still 1,600 shares of Series I preferred stock outstanding and 370 shares of Series G preferred stock outstanding at March 7, 2003. There is no guarantee that we will be able to obtain shareholder approval for the issuance of shares of common stock in excess of the limitation or that we will have sufficient funds available for redemption of the shares of Series G or I preferred stock in excess of the limitation. We have not, nor do we currently have, plans to seek shareholder approval for the issuance of shares of common stock in excess of the limitation.

THERE MAY BE SUBSTANTIAL DILUTION FROM THE CONVERSION OF OUTSTANDING PREFERRED STOCK TO OUR CURRENT STOCKHOLDERS.

         Our stockholders may experience dilution from the conversion of shares of our Series D, G, and I convertible preferred stock into approximately 4,849,074 shares of our common stock or 17.72% of the number of shares of common stock currently outstanding, assuming our shareholders approve the issuance of shares in excess of 20% of our outstanding shares of common stock, as discussed above. Of the 1,200 shares of Series D 6% convertible preferred stock issued, 680 shares have been converted into 1,128,377 shares of our common stock through March 7, 2003. The remaining 520 outstanding shares of Series D preferred stock would currently convert into approximately 1,012,658 shares of our common stock as of March 7, 2003, using a conversion price of 65% of the closing price of our common stock of $.79 at that date. Of the 1,300 shares of our Series G convertible preferred stock issued, 930 shares have been converted into 1,421,387 shares of our common stock through March 7, 2003, which amount includes shares issued upon exercise of warrants associated with the offering. The remaining 370 outstanding shares of Series G preferred stock would currently convert into approximately 720,545 shares of our common stock as of March 7, 2003, using a conversion price of 65% of the closing price of our common stock of $.79 at that date, however, the certificate of designations for the Series G preferred stock prohibits us from issuing common stock in excess of 20% of the outstanding number of shares of our common stock on the date the shares of Series G preferred stock were issued. Since we are near this limit, only 3,051 shares of common stock can be issued upon conversion of Series G preferred stock without stockholder approval. Of the 4,000 shares of Series I convertible preferred stock issued, 1,130 shares have been redeemed and 1,270 shares have been converted into 975,993 shares of our common stock through March 7, 2003. The remaining 1,600 outstanding shares of Series I preferred stock would currently convert into approximately 3,115,871 shares of our common stock as of March 7, 2003, using a conversion price of 65% of the closing price of our common stock of $.79 at that date, however, the certificate of designations for the Series I preferred stock prohibits us from issuing common stock in excess of 20% of the outstanding number of shares of our common stock on the date the shares of Series I preferred stock were issued. Since we are near this limit, only 661 shares of common stock can be issued upon conversion of Series I preferred stock without stockholder approval.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY CAUSE SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK.

         The conversion terms of our outstanding Series D, G, and I convertible preferred stock may cause substantial dilution in the book value per share of our common stock. The conversion features in the Series D, G and I preferred stock allow the holders to purchase increasing shares of common stock as a result of a decreasing market price of our common stock price including but not limited to the following circumstances:

         o To the extent that the selling securityholders exercise their warrants and then sell common stock, the common stock price may decrease due to the additional shares in the market. This could allow the holder to convert or exercise remaining Series D, G and I preferred stock into greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock could encourage short sales and consequently place further downward pressure on the price of the common stock.

         o Under the terms of our Series D, G, and I preferred stock, holders of these shares must own less than 5% of our outstanding shares of common stock. Holders of these shares may circumvent this restriction by converting an amount of preferred stock to common stock in an amount less than 5% of our outstanding shares of common stock, then selling those shares of common stock into the market and then converting another block of preferred stock into common stock. By doing the foregoing, holders of our Series D, G, and I preferred stock can create additional dilution to the existing holders of our common stock.

         o The conversion of the Series D, G, and I preferred stock may result in substantial dilution to the interests of other holders of common stock.

         Since we cannot know the conversion price of the Series D, G, and I preferred stock until notice of conversion has been provided by the holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the Series D, G, or I preferred stock. The conversion ratio for issuing shares of our common stock in exchange for Series D preferred stock is determined by dividing the stated value of the Series D preferred stock by the conversion price, which is 65% of the market price of our common stock.

         The conversion ratio for issuing shares of our common stock in exchange for Series G preferred stock is determined by dividing the stated value of the Series G preferred stock by the conversion price. The conversion price will be the lowest of:

         o         $6.50; or

         o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series G preferred stock drops to 50% of the market price.

         For example and for illustrative purposes only, if the conversion date is March 7, 2003, the closing market price of our common stock on March 7, 2003 was $.79, 65% of $.79 is $.5135. Therefore, the lower of $6.50 and $.5135 is $.5135 and $.5135 (65% of $.79) is the conversion price for our Series G preferred stock.

         The conversion ratio for issuing shares of our common stock in exchange for Series I preferred stock is determined by dividing the stated value of the Series I preferred stock by the conversion price. The conversion price will be the lowest of:

         o         $5.98; or

         o 65% of the market price of our common stock provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series I preferred stock drops to 50% of the market price.

         For example and for illustrative purposes only, if the conversion date is March 7, 2003, the closing market price of our common stock on March 7, 2003 was $.79, 65% of $.79 is $.5135. Therefore, the lower of $5.98 and $.5135 is $.5135 and $.5135 (65% of $.79) is the conversion price for our Series I preferred stock.

         The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices and its result on the conversion price per share and number of shares issued upon conversion of the Series D, G, and I preferred stock, based on the closing market price of our common stock on March 7, 2003.


 Price per    Conversion      Aggregate       Conversion      Aggregate        Conversion     Aggregate number    Percentage of
 share of      price of   number of shares     price of    number of shares  price of Series    of shares of       outstanding
  common       Series D       of common        Series G       of common       I preferred       common stock      common stock
   stock      preferred   stock convertible   preferred    stock convertible   stock (11)    convertible from all   (5) (10)
              stock (1)   from all Series D   stock (3)    from all Series G                 Series I preferred
                           preferred stock                 preferred stock                     stock (10)(12)
                               (2)(10)                         (4)(10)
================================================================================================================================
$0.79          $0.5135        1,012,658        $0.5135         720,545          $0.5135          3,115,871           17.72%
$0.59 (6)      $0.3835        1,355,932        $0.3835         964,798          $0.3835          4,172,099           23.73%
$0.40 (7)      $0.2600        2,000,000        $0.2600        1,423,077         $0.2600          6,153,846           35.00%
$0.99 (8)      $0.6435         808,081         $0.6435         574,981          $0.6435          2,486,402           14.14%
$1.19 (9)      $0.7735         672,269         $0.7735         478,345          $0.7735          2,068,520           11.76%

(1)  The conversion price is 65% of the market price of our common stock.

(2) Assumes that all 520 shares of Series D preferred stock, which have a stated value of $520,000, will be converted into common stock.

(3) The conversion price is the lesser of (a) $6.50 or (b) 65% of the market price of our common stock for our Series G preferred stock.

(4) Assumes that all 370 shares of Series G preferred stock, which have a stated value of $370,000, will be converted into common stock.

(5) Assumes 27,365,189 outstanding shares of our common stock prior to the conversion of the Series D, G, and I preferred stock.

(6)  Reflects a 25% reduction from the average closing bid price of $.79.

(7)  Reflects a 50% reduction from the average closing bid price of $.79.

(8)  Reflects a 25% increase from the average closing bid price of $.79.

(9)  Reflects a 50% increase from the average closing bid price of $.79.

(10) The Certificates of Designation for the Series D, G and I preferred stock limit us from issuing shares of common stock exceeding 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued. The limit is 1,421,387 for the Series D preferred stock, of which 1,171,710 shares of our common stock have already been issued, which amount includes shares issued upon exercise of warrants associated with the offering; 1,421,387 for the Series G preferred stock, of which 1,418,336 shares of our common stock have already been issued and which amount includes shares issued upon exercise of warrants associated with the offering; and 1,638,503 for the Series I preferred stock, of which 975,993 shares of common stock have already been issued. We must obtain stockholder approval to issue shares in excess of the 20% limitation, or in lieu of such approval redeem any shares in excess of the 20% limitation at 125% of the stated value of those shares.

(11) The conversion price is the lesser of (a) $5.98 or (b) 65% of the market price of our common stock for our Series I preferred stock.

(12) Assumes that all 1,600 shares of Series I preferred stock, which have a stated value of $1,600,000, will be converted into common stock. This amount reflects the redemption by us, of 1,130 shares of Series I preferred stock.

                        RISKS RELATED TO THE BUSINESS OF
                NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS

         THE OPERATIONS OF NOVA FINANCIAL SYSTEMS AND KEY FINANCIAL SYSTEMS ARE SUBJECT TO THE FOLLOWING RISKS:

WE HAVE NO BANK FOR THE PAY AS YOU GO CREDIT CARD PROGRAM AND AS A RESULT WE HAVE NO REVENUE FROM MARKETING.

         We currently have no banks issuing the Pay As You Go credit card, our only product. Although we are currently developing new products and are seeking banks to issue our products, there is no assurance that we can develop or obtain a new credit card program or that we will be able to find a bank to issue our credit cards.

ONLY ONE BANK OFFERED THE PAY AS YOU GO CREDIT CARD AND THAT BANK HAS BEEN CLOSED AND ALL PAY AS YOU GO CREDIT CARD ACCOUNTS AT THAT BANK HAVE BEEN CLOSED.

         The Pay As You Go Credit card was marketed only by Net 1st National Bank. On March 1, 2002, the Office of the Comptroller of the Currency closed Net 1st National Bank and the Federal Deposit Insurance Corporation notified all of Net 1st National Bank's credit cardholders that their accounts would be closed.

WHILE KEY FINANCIAL SYSTEMS IS PURSUING ALL AMOUNTS DUE FROM NET 1ST NATIONAL BANK FROM THE FEDERAL DEPOSIT INSURANCE CORPORATION, THERE IS NO ASSURANCE IT WILL BE SUCCESSFUL.

         In May 2002, we filed a claim with the Federal Deposit Insurance Corporation, which has taken possession of all assets of Net 1st National Bank, for all funds due from Net 1st to Key under the credit card program agreement through the date federal banking regulators closed Net 1st. The total amount of the claim was $4,311,027. In October 2002, the Federal Deposit Insurance Corporation notified Key that it had determined to disallow all but $111,734 of the total claim. The notification states that as the Federal Deposit Insurance Corporation liquidates the assets of the receivership, Key may periodically receive payments on the allowed portion of this claim through dividends. We do not agree with this disallowance and on November 18, 2002, we filed lawsuit in the United States District Court for the Southern District of Florida seeking to recover, $4,311,027, the full amount of our claim. Although we believe we will ultimately be successful in collecting on this claim, there is no guarantee that Key Financial Systems will be able to obtain all or any of the amounts owed.

MARKETING OF THE PAY AS YOU GO CREDIT CARD HAS BEEN SUSPENDED AND THERE IS NO GUARANTEE THAT KEY FINANCIAL SYSTEMS WILL BE ABLE TO RESUME MARKETING ACTIVITIES FOR THE PAY AS YOU GO CREDIT CARD.

         Because of the closure of Net 1st National Bank and the accounts of all credit cardholders at the bank at the order of the Office of the Comptroller of the Currency, Key Financial Systems has suspended marketing for Net 1st National Bank and the Pay As You Go credit card. There is no assurance that marketing of the Pay As You Go credit card will resume.

KEY FINANCIAL SYSTEMS IS SEEKING TO MARKET ANOTHER CREDIT CARD, BUT THERE IS NO ASSURANCE THAT IT WILL BE SUCCESSFUL IN ITS EFFORTS.

         Although Key Financial Systems is seeking to obtain banks to market another credit card program, there is no assurance that it will be able to: (i) consummate or maintain marketing arrangements for such a program; (ii) obtain state or federal regulatory approvals for the program; or (iii) obtain board of director or stockholder approvals for the transaction. Key has made contact with other financial institutions that had shown initial interest in a Key credit card program to provide future credit card servicing revenues and help replace the Net First program. To date none of these contacts have resulted in any agreements and there is no assurance that a new financial institution will be identified or a new secured credit card program instituted.

SOCIAL, ECONOMIC AND GEOGRAPHIC FACTORS MAY AFFECT OUR RETENTION OF CREDIT CARD ACCOUNTS.

         The ability or willingness of cardholders to prepay credit cards may change from a variety of social, economic and geographic factors. Social factors include changes in consumer confidence levels, the public's perception of the use of credit cards and changing attitudes about incurring debt and the stigma of personal bankruptcy. Economic factors include the rates of inflation, unemployment rates and relative interest rates offered for various types of loans. As a result of these factors, our rate of retention of credit card accounts may vary.

CONSUMER PROTECTION LAWS MAY RESTRICT OUR ABILITY TO COLLECT RECEIVABLES AND MAINTAIN YIELD ON OUR PORTFOLIO.

         Federal and state consumer protection laws regulate the creation and enforcement of consumer loans. Congress and the states may enact additional laws and amend existing laws to regulate further the credit card and consumer revolving loan industry or to reduce finance charges or other fees or charges. These laws, as well as many new laws, regulations or rulings which may be adopted, may materially adversely affect our ability to collect our receivables or to determine the amount of or collect finance charges or fees.

         Receivables also may be written off as uncollectible if a debtor seeks relief under federal or state bankruptcy laws.

OUR ABILITY TO GENERATE CREDIT CARD REVENUE IS DEPENDENT UPON RETAINING OLD CUSTOMERS AND OBTAINING NEW CUSTOMERS, AND THERE IS NO ASSURANCE WE WILL BE SUCCESSFUL IN OUR EFFORTS.

         If we are able to find a new issuing bank or develop a new program, a significant portion of our revenue will be derived from credit card fees charged on accounts. This revenue is directly tied to the number of active accounts in the portfolio. Continued generation of new fee revenue depends, in part, on the number of accounts or account balances lost to competing card issuers and our ability to designate new accounts. The credit card industry is highly competitive and we compete with numerous other credit card providers for new accounts and for use of the credit cards.

         Credit card customers choose their credit card issuers largely on the basis of price, credit limit and other product features and once an account is originated, customer loyalty may be limited. Customers can and frequently do move accounts from one credit card issuer to another, or cease or limit use of one credit card in favor of another.

         The credit card and consumer revolving loan industry is highly competitive and operates in a legal and regulatory environment increasingly focused on the cost of services charged to consumers. There is increased use of advertising, target marketing, pricing competition, incentive programs and new credit card issuers seeking to expand or to enter the market and compete for customers. In addition, some of our competitors are now attempting to employ programs similar to the specialized marketing programs and information based strategies through which we have solicited new accounts.

OUR EARNINGS ARE DEPENDENT UPON THE MARKETING OF PRODUCTS.

         Nova Financial Systems and Key Financial Systems previously marketed one product, the Pay As You Go credit card. Because of the closing of Net 1st National Bank, we are no longer marketing any credit card products. Although we are looking for a product, our product may not be able to be successfully marketed or achieve customer acceptance. If revenue from new products or enhancements does not replace declining revenues from existing products, we may experience lower operating revenues, lower net revenues, lower cash flows and less liquidity.

TIMING OF PAYMENTS IS NOT CERTAIN.

         The receivables may be paid at any time. We cannot assure you that any particular pattern of account holder payments will occur. In addition to other factors discussed above in this "Risk Factors" section, changes in finance charges can alter the monthly payment rates of account holders.

THE ABILITY TO CHANGE TERMS OF THE CREDIT CARD ACCOUNTS COULD ALTER PAYMENT PATTERNS AND REDUCE OUR EARNINGS.

         As owner of a participation interest in the accounts, we have the right to change various account terms, including the fees and the required monthly minimum payment. If any fees are reduced, there could be a corresponding decrease in the collection of finance charges. In addition, changes in the account terms may alter payment patterns.

         We ordinarily will not reduce any fees, unless the issuing bank of our cards is required by law to do so or it determines that such reduction is necessary to maintain its credit card business on a competitive basis.

         We may change the terms of the accounts or our servicing practices, including the reduction of the required minimum monthly payment and the calculation of the amount or the timing of fees and charge offs, if we take the same action on our other substantially similar accounts.

         We have no restrictions on our ability to change the terms of the accounts except as described above. Changes in relevant law, changes in the marketplace, or prudent business practices could impel us to change account terms.

WE FACE INTENSE COMPETITION AND THERE IS NO ASSURANCE THAT WE WILL ACHIEVE MARKET ACCEPTANCE OF OUR PRODUCT.

         We face intense and increasingly aggressive competition from other consumer lenders in all of our product lines. Many competitors are substantially larger and have greater financial resources than us, and customer loyalty is often limited. Competitive practices, such as the offering of lower interest rates and fees and the offering of incentives to customers, could hurt our ability to attract and retain customers.

         The Gramm-Leach-Bailey Act of 1999, which permits the affiliation of commercial banks, securities firms and insurance companies, may increase the number of competitors in the banking industry and the level of competition in providing banking products, including credit cards. To the extent that the Gramm-Leach-Bailey Act of 1999 promotes competition or consolidation among financial service providers active in the consumer credit market, we could experience increased competition for customers, employees and funding. However, we are unable to predict at this time the scope or extent of any such impact.

         In October 1998, the U.S. Justice Department filed a complaint against MasterCard International Incorporated, Visa U.S.A., Inc. and Visa International, Inc., asserting that the overlapping ownership and control of both the MasterCard and Visa associations by the same group of banks restrains competition between Visa and MasterCard in the market for general purpose credit card products and networks in violation of the antitrust laws. The government seeks as relief that only member banks "dedicated" to one association be permitted to participate in the governance of that association. In addition, the complaint challenges the rules adopted by both MasterCard and Visa that restrict member banks from joining American Express, Discover/Nevus or other competing networks. MasterCard and Visa have stated that they consider the suit without merit and have denied the allegations of the complaint. If the lawsuit succeeds, neither the ultimate outcome of this litigation nor its effect on the competitive environment in the credit card industry can be predicted with any certainty.

WE COULD HAVE INCREASED DELINQUENCIES AND CREDIT LOSSES WHICH MAY REDUCE OUR EARNINGS.

         The delinquency rate on our consumer loans, as well as the rate at which our consumer loans are charged off as uncollectible, which are referred to as the "credit loss rate", may increase, depending on a number of factors, including (i) an increase in new accounts, which generally experience higher delinquency and credit loss rates, and (ii) an increase in the number of customers seeking protection under the bankruptcy laws. Increased delinquencies and credit losses could also occur in the event of a national or regional economic downturn or recession, or for other reasons. Unlike a traditional credit card portfolio, sub prime portfolios experience higher initial delinquency and first payment default rates. An increase in new accounts can significantly increase delinquency and loss rates.

WE ARE RELIANT ON CERTAIN VENDOR RELATIONSHIPS WHICH WE MAY NOT BE ABLE TO MAINTAIN.

         Our business depends on a number of services provided by third parties, including marketing, data processing, nationwide credit bureaus, postal and telephone service, backward associations and transaction processing services. A major disruption in one or more of these services could significantly hurt our operations.

OUR INDUSTRY IS HEAVILY REGULATED BY THE GOVERNMENT WHICH MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS.

         Federal and state laws significantly limit the types of activities in which we and/or our subsidiaries will be permitted to engage. In addition, consumer protection and debtor relief laws limit the manner in which we may offer, extend, manage and collect loans. Congress, the States, and other jurisdictions in which we operate may enact new laws and amendments to existing laws that further restrict consumer lending, including changes to the laws governing bankruptcy, which could make it more difficult or expensive for us to collect loans, or impose limits on the interest and fees that we may charge our customers. Our earnings could also be hurt by changes in government fiscal or monetary policies, including changes in capital requirements and rates of taxation, and by changes in general social and economic conditions.

WE ARE DEPENDENT UPON OUR MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY
EMPLOYEES.

         Our growth and profitability depend on our ability to retain key executives and managers, attract capable employees, maintain and develop the systems necessary to operate our businesses and control the rate of growth of our expenses. Expenses could significantly increase due to acquisition-related expenses, new product development, facilities expansions, increased funding or staffing costs and other internal and external factors.

WE FACE OTHER INDUSTRY RISKS RELATED TO THE FINANCIAL SERVICES INDUSTRY WHICH COULD AFFECT OUR ABILITY TO ACHIEVE MARKET ACCEPTANCE.

         We face the risk of fraud by account holders and third parties, as well as the risk that increased criticism from consumer advocates and the media could hurt consumer acceptance of our products. The financial services industry as a whole is characterized by rapidly changing technologies. System disruptions and failures may interrupt or delay our ability to provide services to our customers. In particular, we face technological challenges in the developing online credit card market. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in the products and services offered by e-commerce business. Security breaches, acts of vandalism, and developments in computer capabilities could result in a compromise or breach of the technology we use to protect customer transaction data. Consumers generally are concerned with security breaches and privacy on the Internet, and Congress, individual States and other jurisdictions could enact new laws regulating the electronic commerce market that could adversely affect us.

                        RISKS RELATED TO THE BUSINESS OF
                                  CHEX SERVICES

         THE OPERATIONS OF CHEX SERVICES ARE SUBJECT TO THE FOLLOWING RISKS:

POTENTIAL FOR LOSSES ON RETURNED CHECKS COULD BE SIGNIFICANT

         We estimate that Chex Services has transacted approximately $300 million in check cashing volume during 2002. Chex Services charges operations for potential losses on returned checks in the period such checks are cashed, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. While Chex Services employs a full-time collections specialist and has systems in place to mitigate the amount of returned checks, the potential for losses on returned checks could be significant and have a material negative impact on our financial condition and results of operations in any given period.

CHEX SERVICES' BUSINESS IS HIGHLY DEPENDENT ON CHECK CASHING, CREDIT/DEBIT CARD CASH ADVANCES AND AUTOMATED TELLER MACHINE FEES FOR ITS REVENUES WHICH COULD BE LIMITED BY STATE AND/OR FEDERAL AUTHORITIES.

         Chex Services revenues are mainly comprised from fees charged to its customers for check cashing, credit card and automated teller machine transactions. If federal or state authorities were to limit or ban fees charged for Chex Services' check cashing, credit card or automated teller machine transactions, Chex Services would see a significant decline in revenues that could have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CHEX SERVICES' BUSINESS IS SUBJECT TO REGULATION BY VARIOUS TRIBAL AND GOVERNMENTAL AGENCIEs.

         A majority of the locations where Chex Services offers its services are on tribal lands. Chex Services is licensed at many of the locations where it operates by the local tribal authority and/or various state licensing organizations. All of the tribes operate under various compacts negotiated with the states where they are domiciled. The Bureau of Indian Affairs, that reports to the U.S. Department of Commerce, oversees the regulatory aspects of these compacts. If a tribe were found in violation of the regulations of the state compact, its locations could be closed down, which would have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CHEX SERVICES RELIES ON CERTAIN NOTES PAYABLE TO FUND ITS CHECK CASHING OPERATIONS AND GROWTH THAT ARE SUBJECT TO REPAYMENT ON 90 DAYS NOTICE.

         Chex Services relies in part on debenture notes from private investors to operate its business and to fund its growth. There is no assurance Chex Services will continue to raise the necessary funds to support its future growth. Additionally, these debenture notes are one year in length, but calculable by either party with 90 days notice. There is no assurance that Chex Services will be able to replace funds in the event of a non-renewal note or a cancellation notice.

CERTAIN OF CHEX SERVICES' CASINO CONTRACTS CONTAIN PROVISIONS THAT COULD BE SUBJECT TO INTERPRETATION BY THE CONTRACTUAL PARTIES AND OPERATES AT SOME GAMING ESTABLISHMENTS WITH UNSIGNED CONTRACTS, VERBAL AGREEMENTS OR VERBAL AGREEMENTS TO EXISTING WRITTEN CONTRACTS.

         While a majority of Chex Services' locations operate under written contracts, certain of these contracts could be subject to interpretation by the contractual parties particularly given the fact that many of these contracts are with Native American owned casinos which have not waived their sovereign immunity. In addition, Chex Services is operating at some locations with unsigned contracts, verbal agreements or verbal amendments to written contracts which may not be enforceable. Should any party bring challenges or claims to Chex Services pursuant to these written contracts or verbal agreements, Chex Services could experience a decrease in future revenue or be required to record an unforeseen future liability which could have a material adverse effect on Chex Services business, growth, financial condition and results of operations.

THERE IS NO ASSURANCE OF RENEWALS FOR CHEX SERVICES' CONTRACTS.

         Chex Services operates its business at most locations through contracts negotiated with tribal authorities and other entities that typically last for one to five years. While Chex Services historically has had significant success in renewing these contracts for successive terms, there is no assurance that future contract renewals will be successful and that Chex Services will be able to maintain its existing client base. Failure to complete a significant number of contract renewals could have a material adverse effect on Chex Services business, growth, financial condition and results of operations.

CHEX SERVICES GROWTH IS DEPENDENT ON NEW CONTRACTS.

         The continued expansion and development of Chex Services' business will depend on the execution of new contracts with casinos and other gaming establishments. Chex Services has concentrated its efforts to date on Native American owned casinos where it has significant market penetration. In order to continue its growth, Chex Services may be required to market its products to non-Native American owned casinos and other gaming establishments in larger traditional gaming markets for which there is no assurance it will be successful. The inability to penetrate these markets could have a material adverse effect on Chex Services' future growth, which would affect their business, financial condition and results of operations.

CHEX SERVICES FACES INTENSE COMPETITION FOR IT SERVICES.

         Chex Services competes with a number of companies in its market niche. Companies such as Game Financial Corp. (owned by American Express), Global Cash Access, Cash Systems and Americans offer full-service booth check cashing operations. In addition, Chex Services competes with Global Cash Access, Game Financial Corp., Cash Access Systems, Inc., Cash & Win (through an alliance with Comerica Bank and N.C.), Americans and Barrage Springs Bank which offer ala carte credit card cash advance systems and automated teller machines to the gaming and hospitality industries. Some of these companies are much larger and better financed than Chex Services. There is no assurance that Chex Services will be able to compete successfully with these companies in its particular market niche and that such competition will not have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

CHEX SERVICES IS DEPENDENT UPON ITS MANAGEMENT AND MAY NOT BE ABLE TO RETAIN KEY EMPLOYEES.

         Chex Services' growth and profitability will depend on its ability to retain key executives and managers, attract capable employees, and maintain and develop the systems necessary to operate its business. The loss of any one or more of Chex Services' key executives could have a material adverse effect on Chex Services' business, growth, financial condition and results of operations.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

          We are authorized to issue up to 50,000,000 shares of common stock, $.02 par value per share. As of March 7, 2003, 27,365,189 shares of common stock were outstanding. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock offered in the offering, when issued, will be fully paid and non-assessable.

PREFERRED STOCK

         Our preferred stock is so-called "blank check" preferred since our board of directors may fix or change the terms, including: (i) the division of such shares into series; (ii) the dividend or distribution rate; (iii) the dates of payment of dividends or distributions and the date from which they are cumulative; (iv) liquidation price; (v) redemption rights and price; (vi) sinking fund requirements; (vii) conversion rights; (viii) restrictions on the issuance of additional shares of any class or series. As a result, our board of directors are entitled to authorize the creation and issuance of up to 2,000,000 shares of preferred stock in one or more series with such terms, limitations and restrictions as may be determined in our board of director's sole discretion, with no further authorization by our stockholders except as may be required by applicable laws or securities exchange listing rules.

         The holders of shares of preferred stock have only such voting rights as are granted by law and authorized by the board of directors with respect to any series thereof. Our board of directors has the right to establish the relative rights of the preferred stock in respect of dividends and other distributions and in the event of the voluntary or involuntary liquidation, dissolution or winding up of our affairs as compared with such rights applicable to the common stock and any other series of preferred stock.

         The effect of preferred stock upon the rights of holders of common stock may include: (i) the reduction of amounts otherwise available for payment of dividends on common stock to the extent that dividends are payable on any issued shares of preferred stock; (ii) restrictions on dividends on common stock if dividends on preferred stock are in arrears; (iii) dilution of the voting power of the common stock and dilution of net income and net tangible book value per share of common stock as a result of any such issuance, depending on the number of shares of common stock not being entitled to share in our assets upon liquidation until satisfaction of any liquidation preference granted to shares of preferred stock. It is not possible to state the effect that other series of preferred stock may have upon the rights of the holder of common stock until the board of directors determines the terms relating to those series of preferred stock.

         Currently, we have the following series of preferred stock outstanding. The board of directors has no present commitment, arrangement or plan that would require the issuance of shares of preferred stock in connection with an equity offering, merger, acquisition or otherwise:

o SERIES D 6% CONVERTIBLE PREFERRED STOCK. The Series D preferred stock has a stated value of $1,000 per share. The Series D preferred stock ranks prior to our common stock and pari passu with other series of preferred stock issued prior to the Series D preferred stock and senior to any series of preferred stock issued after the Series D preferred stock. The Series D preferred stock entitles its holder to 6% annual dividends, payable quarterly. The Series D preferred stock liquidation preference is equal to the sum of the stated value of each share plus an amount equal to 30% of the stated value plus the aggregate of all accrued and unpaid dividends on each share of Series D preferred stock until the most recent dividend payment date of date of our liquidation, dissolution or winding up. Lastly, the Series D preferred stock is convertible at any time, and from time to time at a conversion price per share of common stock equal to 65% of the market price of the common stock. The number of shares of common stock due upon conversion of each share of Series D preferred stock is (i) the number of shares to be converted, multiplied by (ii) the stated value of the Series D preferred stock and divided by (iii) the applicable conversion price. As of March 7, 2003, 520 shares of Series D preferred stock were outstanding.

o SERIES G 6% CONVERTIBLE PREFERRED STOCK. The Series G preferred stock has a stated value of $1,000 per share and bears dividends at 6% per annum plus a 4% per annum dividend default rate, payable quarterly commencing September 30, 2000, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series G preferred stock is convertible, together with any accrued by unpaid dividends, at any time and from time to time into shares of common stock at a conversion price per share equal to the lesser of $6.50 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series G preferred stock shall be automatically converted into common stock on August 31, 2003. The Series G preferred stock are redeemable at our option at any time through August 31, 2003 at a redemption price equal to $1,350 per share plus any accrued but unpaid dividends. As of March 7, 2003, 370 shares of Series G preferred stock were outstanding.

o SERIES I 6% CONVERTIBLE PREFERRED STOCK. The stated value of the Series I preferred stock is $1,000 per share and bears dividends at 6% per annum plus a 4% per annum dividend default rate, payable quarterly commencing September 30, 2001, when, as and if declared by our board of directors. Dividends may be payable by us in cash or, at our option, shares of common stock. The Series I preferred stock is convertible, together with any accrued but unpaid dividends, at any time and from time to time into shares of our common stock at a conversion price per share equal to the lesser of $6.50 or 65% of the market price upon the occurrence of certain material events. All outstanding shares of Series I preferred stock will be automatically converted into common stock on the third anniversary of the date of the Series I preferred certificate of designations. The shares of Series I preferred stock are redeemable at our option at any time at a redemption price 125% above the stated value per share plus any accrued but unpaid dividends. The warrants issued in connection with the Series I preferred stock offering will be exercisable until August 2, 2004, at an exercise price equal to the average of the closing bid prices of our common stock in a regular day session as reported on the Nasdaq SmallCap Market for the five trading days immediately preceding the closing dates for the sales of the Series I preferred stock. Accordingly, the warrants issued in connection with the sales of Series I preferred stock that closed on August 3, 2001, are exercisable at $5.25 per share; the warrants issued in connection with the sales of Series I preferred stock that closed on August 6, 2001 are exercisable at $5.25 per share; and the warrants issued in connection with the sales of Series I preferred stock that closed on August 8, 2001, are exercisable at $5.32 per share. As of March 7, 2003, 1,600 shares of Series I preferred stock were outstanding.

     The Series I preferred stock is subject to a registration rights agreement, which provides that we will use our best efforts to register the common stock underlying the Series I preferred stock and the common stock underlying the warrants within a specified time period. Because a registration statement had not been declared effective by the stipulated date, we incurred approximately $263,600 in penalties through September 30, 2002, which is reflected in a liability account on our balance sheet as of September 30, 2002. The penalties are payable in cash. On May 3, 2002, we filed a Form S-3/A with the SEC to register the shares underlying the Series I preferred stock. The registration statement was declared effective by the SEC on May 30, 2002, and accordingly, we have not incurred additional penalties since that date.

o SERIES J 6% CONVERTIBLE PREFERRED STOCK. There are currently no shares of Series J 6% convertible preferred stock outstanding. The warrants issued in connection with the Series J preferred stock offering will be exercisable until October 11, 2005, at an exercise price of $.39.

         We conduct substantially all of our operations through our subsidiaries. We are dependent upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible stock. As a result, the Series D, G, and I preferred stock will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

                             Selling Securityholders

         Discussed below are the total number of shares of our common stock and the total number of shares of common stock assuming the exercise of all warrants owned by the selling securityholders and registered hereunder. Except as indicated, the selling securityholders are offering all of the shares of common stock owned by them or received by them upon the exercise of the warrants.

         Because the selling securityholders may offer all or part of the shares of common stock currently owned or the shares of common stock received upon exercise of the warrants, which they own pursuant to the offering contemplated by this reoffer prospectus, and because its offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of warrants that will be held upon termination of this offering. The shares of common stock currently owned and the shares of common stock received upon exercise of the warrants offered by this reoffer prospectus may be offered from time to time by the selling securityholders named below.

         Friedlob Sanderson Paulson & Tourtillott, LLC, our attorney, is a selling securityholder and the beneficial owner of 130,715 shares of common stock, .47% of the outstanding shares of our common stock (including the shares of common stock offered by this reoffer prospectus). Friedlob Sanderson Paulson & Tourtillott, LLC is offering 130,715 shares of our common stock.

         Barry Hollander, who has provided us with consulting services, is a selling securityholder and the beneficial owner of warrants to purchase 147,500 shares of our common stock. Upon the exercise of these warrants, Barry Hollander is the beneficial owner of .53% of the outstanding shares of common stock (including the shares of common stock offered by this reoffer prospectus). Barry Hollander is offering 100,000 shares of our common stock.

         C. Frederick LeBaron, who has provided us with legal services, is a selling securityholder and the beneficial owner of warrants to purchase 150,000 shares of our common stock. Upon the exercise of these warrants, C. Frederick LeBaron is the beneficial owner of .54% of the outstanding shares of common stock (including the shares of common stock offered by this reoffer prospectus).
C. Frederick LeBaron is offering 150,000 shares of our common stock.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the individual selling securityholders. All costs, expenses and fees in connection with the registration of the shares of common stock offered will be borne by us. Brokerage commission and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders. Sales of shares of common stock may be effected by the selling securityholders from time to time in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Any of these transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders.

         The selling securityholders may effect transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling securityholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling securityholders against liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against liabilities, including liabilities arising under the Securities Act.

         Because the individual selling securityholders may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M issued under the Exchange Act may apply to its sales in the market.

         The selling securityholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

         After the selling securityholders notify us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this reoffer prospectus will be filed, if required, under Rule 424(b) to the Securities Act, disclosing (a) the name of the selling securityholders and of the participating broker-dealer(s), (b) the number of shares of common stock involved, (c) the price at which those shares of common stock were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker- dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this reoffer prospectus and (f) other facts material to the transaction.

         We are unable to predict the effect which sales of the shares of common stock offered by this reoffer prospectus might have upon our ability to raise further capital.

         In order to comply with states' securities laws, if applicable, the shares of common stock will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and complied with.

         Of the 380,715 shares of common stock which may be offered pursuant to this reoffer prospectus, 250,000 underlie warrants that currently are outstanding. If the warrants to acquire all 250,000 share of common stock are exercised, we will receive proceeds of approximately $102,500, which proceeds will be added to our working capital.

         INDEMNIFICATION PROVIDED IN CONNECTION WITH THE OFFERING BY THE SELLING SECURITYHOLDERS

         None.

                                  EQUITEX, INC.


380,715 Shares of Common Stock to be Offered and Sold by Selling Securityholders






                                 March 10, 2003





                      ------------------------------------

                               REOFFER PROSPECTUS

                      ------------------------------------








--------------------------------------------------------------------------------
|         No dealer, salesman or other person has been authorized to give      |
|    any information or to make any representations other than those           |
|    contained in this reoffer prospectus. Any information or                  |
|    representations not herein contained, if given or made, must not be       |
|    relied upon as having been authorized by Equitex. This reoffer            |
|    prospectus does not constitute an offer or solicitation in respect to     |
|    these securities in any jurisdiction in which such offer or               |
|    solicitation would be unlawful. The delivery of this reoffer              |
|    prospectus shall not, under any circumstances, create any implication     |
|    that there has been no change in the affairs of Equitex or that the       |
|    information contained herein is correct as of any time subsequent to      |
|    the date of this reoffer prospectus. However, in the event of a           |
|    material change, this reoffer prospectus will be amended or               |
|    supplemented accordingly.                                                 |
--------------------------------------------------------------------------------

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.      Incorporation of Documents by Reference.
             ---------------------------------------

         The following documents filed with the Commission by the Registrant are hereby incorporated into this Registration Statement by reference:


            FILING                              PERIOD
Annual Report on Form 10-K....... For the year ended December 31, 2001
Quarterly Report on Form 10-Q.... For the quarter ended March 31, 2002
Quarterly Report on Form 10-Q.... For the quarter ended June 30, 2002
Quarterly Report on Form 10-Q.... For the quarter ended September 30, 2002
The Description of our
Common Stock..................... Registration Statement on Form 8-A filed with the Commission July 21, 1983
Current Report on Form 8-K....... Filed with the Commission on January 7, 2002
Current Report on Form 8-K....... Filed with the Commission on January 29, 2002
Current Report on Form 8-K/A..... Filed with the Commission on January 30, 2002
Current Report on Form 8-K/A..... Filed with the Commission on March 6, 2002
Definitive Proxy Statement on
Schedule 14A..................... Filed with the Commission on November 27, 2002

             All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post- effective amendment which indicates that all shares offered hereunder have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.      Description of Securities.
             -------------------------

         Not Applicable.

Item 5.      Interests of Named Experts and Counsel.
             --------------------------------------

         The law firm of Friedlob Sanderson Paulson and Tourtillott, LLC, is providing its opinion as to the shares being offered pursuant to this Registration Statement on Form S-8. Of the 380,715 shares of Common Stock being registered, 130,715 shares are being registered for the benefit of Friedlob Sanderson Paulson and Tourtillott, LLC.

Item 6.      Indemnification of Directors and Officers.
             -----------------------------------------

         Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Equitex's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

         In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith;
(ii) were reasonably believed to have been in or not opposed to Equitex's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

         The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

         Indemnification in connection with a proceeding by or in the right of Equitex in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Equitex's best interest and must not have been adjudged liable to Equitex unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Equitex in which a director is adjudged liable to Equitex, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

         Delaware law authorizes Equitex to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Equitex a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by Equitex.

         The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Equitex's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

         The statutory provision cited above also grants the power to Equitex to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by Equitex.

         Article VII Section 9 of Equitex's Bylaws provides that Equitex shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, Equitex has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Equitex pursuant to the foregoing provisions, Equitex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.      Exemption from Registration Claimed.
             -----------------------------------

         Of the 380,715 shares being registered, 130,715 shares of common stock were issued pursuant to two individual compensation plans in exchange for legal services valued at $94,114 and performed in connection with our general corporate activities and not in relation to any offering of securities. We relied upon exemptions from registration provided by Sections 4(6) or 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder based upon (i) representations from the securityholder that he is an accredited or sophisticated investor with experience in investing in securities such that he could evaluate the merits and risks related to the securities; (ii) that no general solicitation of the securities was made by us; (iii) the securityholder represented to us that he was acquiring the securities for his own account and not with a view towards further distribution; (iv) the securities were "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act; (iv) we placed appropriate restrictive legends on the certificates representing the securities regarding the restricted nature of these securities; and (v) prior to completion of the transaction, the securityholder was informed in writing of the restricted nature of the securities, provided with all information regarding us as required under Rule 502 of Regulation D and was given the opportunity to ask questions of and receive additional information from us regarding our financial condition and operations.

Item 8.      Exhibits.
             --------

         The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

         No.   Description
         ---   -----------
         5.1   Opinion of Counsel and Consent of Friedlob Sanderson Paulson &
               Tourtillott, LLC

         24.1  Power of Attorney - Included on Signature Page

         23.1  Consent of Friedlob Sanderson Paulson & Tourtillott, LLC (See
               Exhibit 5.1)

         23.2 Consent of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (FILED HEREWITH)

         23.3 Acknowledgment of Independent Certified Public Accountants, Gelfond Hochstadt Pangburn, P.C. (FILED HEREWITH)

         23.4 Independent Auditor's Consent, McGladrey & Pullen, LLP (FILED HEREWITH)

         23.5 Independent Auditor's Consent, McGladrey & Pullen, LLP (FILED HEREWITH)

         23.6 Independent Auditor's Consent, Silverman Olson Thorvilson & Kaufmann LTD (FILED HEREWITH)

         23.7  Independent Auditor's Consent, BDO Siedman, LLP (FILED HEREWITH)

Item 9.        Undertakings
               ------------

         The undersigned Registrant hereby undertakes:

         (a) (1) to file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 10th day of March, 2003.

                                     Equitex, Inc.


                                     By /s/ Henry Fong
                                       ----------------------------------------
                                        Henry Fong, President


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of Equitex, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Henry Fong and Thomas B. Olson, each with full power of substitution, as attorneys-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement on Form S-8 in the capacities set forth opposite their names below and hereby ratify all that said attorneys-in-fact may do by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                 Title                       Date
----------                                 -----                       ----

/s/ Henry Fong                       Principal Financial          March 10, 2003
-------------------------------         and Accounting
Henry Fong                          Officer and Director


/s/ Russell L. Casement                   Director                March 10, 2003
-------------------------------
Russell L. Casement

/s/ Aaron A. Grunfeld                     Director                March 10, 2003
-------------------------------
Aaron A. Grunfeld

/s/ Joseph W. Hovorka                     Director                March 10, 2003
-------------------------------
Joseph W. Hovorka